Exhibit 99.1

Media Contact:	Investor Relations Contact:
Leslie Moore	Lindsay Andrews
TIBCO Software Inc.	Sard Verbinnen & Co.
(650) 846-5025	(415) 618-8750
lmoore@tibco.com	landrews@sardverb.com

TIBCO Software Reports Preliminary Second Quarter Results

Palo Alto, Calif., June 3, 2014 – TIBCO Software Inc. (NASDAQ: TIBX) today announced preliminary financial results for the fiscal second quarter, ended June 1, 2014. TIBCO will report final results for the second quarter on Thursday, June 19, 2014.

For the second quarter of fiscal 2014, TIBCO expects total revenue to be in the range of $250 to $252 million. License revenue is expected to be in the range of $75 to $76 million. Earnings per share, calculated in accordance with U.S. generally accepted accounting principles (GAAP), are expected to be in the range of $0.00 to $0.01. Non-GAAP earnings per share are expected to be in the range of $0.12 to $0.13. The combined effect of lower-than-expected profits along with the mix of revenue across products and regions is projected to result in a higher than anticipated tax rate on both a GAAP and non-GAAP basis.

These expected fiscal second quarter results are preliminary and subject to TIBCO management and independent auditors completing their customary quarterly closing review procedures.

“After a solid first quarter, revenue fell short of expectations in the second quarter, primarily due to lower-than-expected sales of Spotfire” said Vivek Ranadivé, founder and chief executive officer, TIBCO.

“We again experienced growth this quarter in our core infrastructure and event processing product revenue, but Spotfire sales were less than anticipated. We have several changes under way that we believe will improve Spotfire performance. We also acquired Jaspersoft this quarter, and while not a meaningful contributor to second quarter revenue, it represents an important addition to our analytics strategy going forward,” said Ranadivé.

Management will not be hosting a conference call in association with this announcement. TIBCO will be discussing its second quarter results on a conference call on June 19, 2014 beginning at 4:30 pm ET / 1:30 pm PT. A live webcast of the conference call will be available at www.tibco.com. The call will be available at 877-293-9114 or 706-679-0841, passcode number

54923755. Please join the call at least 10 minutes early to register. A replay of the call will be available until midnight PT on July 19, 2014, at www.tibco.com or via dial-in at 800-585-8367 or 404-537-3406, passcode 54923755.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® — the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

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TIBCO, Two-Second Advantage, Spotfire, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries. Other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Use of Non-GAAP Financial Information

TIBCO provides non-GAAP earnings per share data as supplemental information regarding TIBCO’s business performance. TIBCO believes that providing this non-GAAP measure that management uses is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand TIBCO’s financial performance on a trended basis across historical periods. In addition, it allows investors to evaluate TIBCO’s performance using the same methodology and information as used by TIBCO’s management. TIBCO’s management excludes these non-operating charges when it internally evaluates the performance of TIBCO’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes this non-GAAP measure reflects the essential revenue generation activities of TIBCO. Accordingly, management excludes from non-GAAP earnings per share the acquisition-related accounting adjustment to deferred revenue assumed in business combinations and excludes stock-based compensation related to employee stock options, amortization of acquired intangible assets, costs related to formal restructuring activities, acquisition-related and other expenses, and non-cash interest expense related to convertible debt, as well as the income tax effects of the foregoing.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute, for GAAP and thus TIBCO’s definition may be different from similar non-GAAP measures used by other companies or analysts. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. The final financial results for the second quarter of fiscal 2014 may differ materially from the preliminary results presented in this release due to factors that include, but are not limited to, risks associated with the final review of the results and preparation of financial statements, including final review of transactions and consultation with our outside auditors. In addition, forward-looking statements such as the projection of a higher than anticipated tax rate on both a GAAP and non-GAAP basis, Jaspersoft representing an important addition to our analytics strategy going forward, and the ability of TIBCO to successfully implement changes already underway to improve Spotfire’s performance are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 2, 2014. TIBCO assumes no obligation to update the forward-looking statements included in this release.